Exhibit 10.1

To:	Microchip Technology Incorporated 2355 W. Chandler Blvd. Chandler, AZ 85224-6199 Attention: Chief Financial Officer Telephone No.: [***] Facsimile No.: [***] Email: [***]

From:	[Dealer] [Dealer Address]

Re:	[Base][1] [Additional][2] Call Option Transaction

Date:	March [__], 2025

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”)[, through its agent [__________] (the “Agent”),]3 and Microchip Technology Incorporated, a Delaware corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions,” and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the certificate of designations setting forth the terms and conditions of Counterparty’s [__]% Series A Mandatory Convertible Preferred Stock (the “Preferred Stock”), par value USD 0.001 per share, [to be]4[as]5 filed with the Secretary of State of the State of Delaware as an amendment to Counterparty’s Amended and Restated Certificate of Incorporation on [or about]6 March [__], 2025 (the “Certificate of Designations”). The [_____] shares of Preferred Stock [to be]7 issued on [or about]8 March [__], 2025 (the “Base Convertible Securities”) and the [up to]9 [_____] additional shares of Preferred Stock [that may be]10 issued pursuant to the over-allotment option to purchase additional shares [exercised on the date hereof]11

[1]	Include for base capped call.
[2]	Include for additional capped call.
[3]	If applicable.
[4]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[5]	Include for additional capped call if executed following settlement of the base shares.
[6]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[7]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[8]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[9]	Include for base capped call.
[10]	Include for base capped call.
[11]	Include for additional capped call.

(the “Optional Convertible Securities”) are together referred to herein as the “Convertible Securities.” In the event of any inconsistency between the terms defined in the Certificate of Designations and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Certificate of Designations that are also defined herein by reference to the Certificate of Designations and (ii) sections of the Certificate of Designations that are referred to herein, in each case, will conform to the descriptions thereof in the prospectus and related prospectus supplement for the offering of the Convertible Securities. [For the avoidance of doubt, references herein to sections of, or definitions set forth in, the Certificate of Designations are based on the draft of the Certificate of Designations most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of, or definitions set forth in, the Certificate of Designations are changed, added or renumbered between the execution of this Confirmation and the execution of the Certificate of Designations, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Certificate of Designations. Subject to the foregoing, the]12 [The]13 parties acknowledge that references to the Certificate of Designations herein are references to the Certificate of Designations as in effect on the date of its execution and if the Certificate of Designations is amended, modified or supplemented following the date [hereof]14[of its execution]15 (which shall include, for the avoidance of doubt, any exchange or conversion of the Convertible Securities for preference securities of an issuer other than Microchip Technology Incorporated pursuant to Section 6(c)(iii) of the Certificate of Designations), any such amendment, modification or supplement (other than any amendment, modification or supplement pursuant to the last sentence of Section 6(d) of the Certificate of Designations) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Counterparty is hereby advised, and Counterparty acknowledges, that Dealer has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (a) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and the election of USD as the Termination Currency; [and] (b) (i) the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of [Dealer’s][Dealer’s [ultimate] parent’s] shareholders’ equity; provided that “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (ii) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (iii) the following language shall be added to the end thereof “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” [and (c) (1) the election of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Annex B as a Credit Support Document and (2) the designation of Guarantor as Credit Support Provider in relation to Dealer]16).

[12]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[13]	Include for additional capped call if executed following settlement of the base shares.
[14]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[15]	Include for additional capped call if executed following settlement of the base shares.
[16]	Include if Dealer is not the highest rated entity in group, typically from the Parent.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency among this Confirmation, the Equity Definitions, the 2006 Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March [__], 2025

Effective Date:	The closing date of the [initial][17] issuance of the Convertible Securities [issued pursuant to the over-allotment option to purchase additional Convertible Securities exercised by the “Underwriters” (as defined in the Underwriting Agreement) on the date hereof][18].

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise and valuation of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	European, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.001 per Share (Ticker Symbol: “MCHP”).

Number of Options:	For each Component, as provided in Annex A to this Confirmation.[19]

[17]	Include for base capped call.
[18]	Include for additional capped call.
[19]

For the base capped call, the total should be equal to (i) the number of Convertible Securities in denominations of USD 1,000 liquidation preference initially issued on the closing date for the Convertible Securities (excluding any Convertible Securities sold pursuant to the option to purchase additional Convertible Securities) multiplied by (ii) the Minimum Conversion Rate (as defined in the Certificate of Designations). For the additional capped call, the total should be equal to (i) the number of additional Convertible Securities in denominations of USD 1,000 liquidation preference multiplied by (ii) the Minimum Conversion Rate (as defined in the Certificate of Designations).

Option Entitlement:	One Share per Option.

Excluded Adjustment:	Any adjustment to the conversion rate for the Convertible Securities or the “Fixed Conversion Rates” (as defined in the Certificate of Designations), in each case, pursuant to Section 7(c), 8(b) or 9 of the Certificate of Designations.

Discretionary Adjustment:	Any adjustment to the “Fixed Conversion Rates” (as defined in the Certificate of Designations) pursuant to Section 13(b) of the Certificate of Designations.

Strike Price:	USD [_____][20]

Cap Price:	USD [_____]

Rounding of Strike Price or Cap Price:	In connection with any adjustment to the Strike Price, the Strike Price shall be rounded by the Calculation Agent in accordance with the provisions of the Certificate of Designations relating to rounding of the “Threshold Appreciation Price” (as defined in the Certificate of Designations). In connection with any adjustment to the Cap Price hereunder, the Calculation Agent will round the adjusted Cap Price to the nearest USD 0.0001.

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Options and the Option Entitlement.

Premium:	USD [_____]

Premium Payment Date:	The Effective Date

Exchange:	The Nasdaq Global Select Market

Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such section.

Procedures for Exercise:

Expiration Time:	The Valuation Time.

[20]	To be the initial “Threshold Appreciation Price.”

Expiration Date:	For any Component, as provided in Annex A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that in no event shall the Expiration Date be postponed to a date later than the Final Termination Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Daily VWAP for such Expiration Date that occurs on the Final Termination Date shall be the prevailing market value per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Termination Date:	May 9, 2028

Automatic Exercise:	Applicable, which means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, as determined by the Calculation Agent, unless Counterparty notifies Dealer (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Daily VWAP on the Expiration Date for such Component is greater than the Strike Price for such Component.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in a commercially reasonable manner.

Valuation Date:	For any Component, the Expiration Date therefor.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“ ‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Section 6.4 of the Equity Definitions is hereby amended by (i) replacing “Scheduled Trading Day” with “Scheduled Valid Day” and (ii) deleting the text “or any Related Exchange” in the first sentence thereof.

Settlement Terms:

Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) if electing Cash Settlement, such Settlement Method Election would be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty

Settlement Method Election Date:	The second Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the Settlement Date, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Daily VWAP on such Expiration Date.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Daily VWAP for the Expiration Date of such Component.

Cash Settlement:	With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the Settlement Date, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.

Daily Option Value:	For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) the Option Entitlement, multiplied by (iii) (A) the lesser of the Daily VWAP on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Date; provided that if the calculation contained in clause (iii) above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

For the avoidance of doubt, in no event will Dealer or the Calculation Agent take into account any Excluded Adjustment or Discretionary Adjustment in determining the Daily Option Value in respect of any Component.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.

Daily VWAP:	On any Valid Day, the per Share volume-weighted average price as displayed on Bloomberg page “MCHP <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time (or, if the scheduled close of trading of the primary session for the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading on such Valid Day is earlier, such earlier scheduled close of trading), on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in good faith and in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Date:	For all Components of the Transaction, the date one Settlement Cycle immediately following the Expiration Date for the Component with the latest scheduled Expiration Date.

Other Applicable Provisions:	The provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 13(a)(i), 13(a)(ii), 13(a)(iii), 13(a)(iv), 13(a)(v) and 13(a)(vi) and the last sentence of Section 13(c)(ii) of the Certificate of Designations (a “Potential Adjustment Event”) that the Calculation Agent, acting in good faith and in a commercially reasonable manner, determines (by reference to such Section) would result in an adjustment under the Certificate of Designations, the Calculation Agent shall make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction, subject to the immediately succeeding sentence and the provisions opposite the caption “Discretionary Adjustments” below. Notwithstanding the foregoing,

(i) the Calculation Agent may adjust the terms of the Transaction to reflect reasonable costs documented in reasonable detail (including, but not limited to, hedging mismatches and market losses customary for transactions of this type) and expenses that would be incurred by Dealer in connection with its commercially reasonable hedging activity assuming Dealer is maintaining a commercially reasonable hedge position (subject to the requirements set forth in Section 8(t) below) solely as a result of the retroactive application on any adjustment to the “Fixed Conversion Rates” (as such term is defined in the Certificate of Designations) pursuant to Section 13(a)(iv)(B) of the Certificate of Designations or Section 13(a)(vi) of the Certificate of Designations.

(ii) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 13(a)(ii), 13(a)(iv), 13(a)(v) or 13(a)(vi) of the Certificate of Designations where, in any case, the period for determining the “Current Market Price” (as defined in the Certificate of Designations) begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any one or more of the Strike Price, Number of Options and Option Entitlement as appropriate to reflect reasonable costs documented in reasonable detail (including, but not limited to, hedging mismatches and market losses customary for transactions of this type) and expenses that would be incurred by Dealer in connection with its commercially reasonable hedging activity assuming Dealer is maintaining a commercially reasonable hedge position (subject to the requirements set forth in Section 8(t) below) as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Fixed Conversion Rates” (as defined in the Certificate of Designations) are otherwise not adjusted at the time or in the manner contemplated by the relevant provision of the Certificate of Designations based on such declaration or (c) the “Fixed Conversion Rates” (as defined in the Certificate of Designations) are adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any one or more of the Strike Price, Number of Options and Option Entitlement as appropriate to reflect the reasonable costs documented in reasonable detail (including, but not limited to, hedging mismatches and market losses customary for transactions of this type) and expenses that would be incurred by Dealer in connection with its commercially reasonable hedging activity assuming dealer is maintaining a commercially reasonable hedge position (subject to the requirements set forth in Section 8(t) below) as a result of such Potential Adjustment Event Change.

Promptly upon the announcement of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event and the relevant anti-dilution formula in the Certificate of Designations pursuant to which the “Fixed Conversion Rates” (as defined in the Certificate of Designations) will be adjusted in connection with such Potential Adjustment Event. Once the adjustments to be made to the terms of the Certificate of Designations and the Convertible Securities in respect of such Potential Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the holders of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Certificate of Designations in respect of a Potential Adjustment Event (including, without limitation, under Section 13(a)(vii)of the Certificate of Designations).

Discretionary Adjustments:	Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent, acting in good faith and in a commercially reasonable manner, disagrees with any adjustment under the Certificate of Designations that involves an exercise of discretion by Counterparty or its board of directors

(including, without limitation, pursuant to the last sentence of Section 13(c)(ii) of the Certificate of Designations or pursuant to Section 13(e) of the Certificate of Designations or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction in a commercially reasonable manner to preserve the fair value of the Transaction and, for the avoidance of doubt, notwithstanding anything herein to the contrary, the Net Share Settlement Amount shall be calculated on the basis of such adjustments by the Calculation Agent.

Dividends:	If the Calculation Agent determines that (i) at any time during the period from and including the Trade Date, to but excluding the Expiration Date for the Component with the latest scheduled Expiration Date, an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is less than the Regular Dividend on a per Share basis or (ii) no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options after taking into account such dividend or lack thereof, and, for the avoidance of doubt, any such adjustments shall be taken into account in calculating the Net Share Settlement Amount. “Regular Dividend” shall mean USD [0.4550] per Share per quarter. Upon any adjustment to the “Initial Dividend Threshold” (as defined in the Certificate of Designations) for the Convertible Securities pursuant to the Certificate of Designations (other than pursuant to Section 13(e) of the Certificate of Designations), the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, “Merger Event” shall mean any “Reorganization Event” as defined in the Certificate of Designations.

Tender Offers:	Not Applicable.

Consequences of Merger Events / Tender Offers:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (other than the Regular

Dividend) corresponding to the adjustment required under Section 13(e) of the Certificate of Designations in respect of such Merger Event, as determined by the Calculation Agent (by reference to such Section), subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the conversion rate for the Convertible Securities or the “Fixed Conversion Rates” (as defined in the Certificate of Designations), in each case, pursuant to an Excluded Adjustment or a Discretionary Adjustment; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction, following such Merger Event or Tender Offer, will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, in each case, Dealer may elect in its reasonable discretion that Cancellation and Payment (Calculation Agent Determination) shall apply. For the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an “Early Conversion” (as defined in the Certificate of Designations). Solely for purposes of this paragraph, the term “Tender Offer” means the occurrence of any event or condition set forth in Section 13(a)(vi) of the Certificate of Designations.

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to consummation of the relevant Merger Event) notify the Calculation Agent of (i) in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the weighted average of the types and amounts of consideration to be actually received by the holders of Shares upon the occurrence of such Merger Event, and (ii) the details of the adjustment to be made under the Certificate of Designations in respect of such Merger Event.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, the definition of “Modified Calculation Agent Adjustment” set forth in Section 12.3 of the Equity Definitions shall be modified in the following manner: (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall in a commercially reasonable manner determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date for the Component with the latest scheduled Expiration Date, any Early Termination Date and/or any other date of cancellation and the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the abandonment of any such transaction that was previously the subject of an adjustment pursuant to this provision to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable. Dealer acknowledges that an adjustment required to be made by the Calculation Agent in respect of an Announcement Event may result in an increase to the Cap Price.

Announcement Event:	(i) The public announcement by (x) Issuer or any subsidiary, affiliate or agent thereof or any Valid Third-Party Entity of any transaction that the Calculation Agent determines is reasonably likely to be completed and that, if completed, would constitute a Merger Event or Tender Offer (it being understood and agreed that in determining whether such transaction is reasonably likely to be completed, the Calculation Agent shall take into consideration the effect of the relevant announcement on the Shares and/or options relating to the Shares and, if such effect is material, shall deem such transaction to be reasonably likely to be completed), (y) Issuer or any subsidiary, affiliate or agent thereof or any Valid Third-Party Entity of any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) Issuer, any subsidiary, affiliate or agent of Issuer or any Valid Third-Party Entity of the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction (in the case of a Valid Third-Party Entity, that the Calculation Agent determines is capable, financially and otherwise, of consummating the relevant Merger Event, Tender Offer or Acquisition Transaction, it being understood and agreed that in making such determination, the Calculation Agent shall take into consideration the effect of the relevant announcement on the Shares and/or options relating to the Shares and, if such effect is material, shall deem such entity to be capable of consummating the relevant Merger Event, Tender Offer or Acquisition Transaction), (ii) the public announcement by Issuer or any subsidiary, affiliate or agent thereof or any Valid Third-Party Entity of an intention to explore strategic alternatives that may include a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any Valid Third-Party Entity, Issuer or any subsidiary, affiliate or agent of Issuer of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent in a commercially reasonable manner. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “20%” in the third line thereof.

Valid Third-Party Entity:	In respect of any transaction, any third party or subsidiary, agent or affiliate thereof that the Calculation Agent in good faith and in a commercially reasonable manner determines has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “a Hedge Position”, (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”, and (iv) adding the words “provided that in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied consistently by Dealer to all of its similarly situated counterparties and/or similar transactions; and provided further that it shall not constitute a “Change in Law” unless Dealer has used commercially reasonable efforts to avoid such illegality or increased cost, it being understood and agreed that Dealer shall not be required to violate any applicable law, rule or regulation in connection with avoiding such illegality or increased cost;” after the semi-colon in the last line thereof. Notwithstanding anything to the contrary herein or in the Equity Definitions, upon the occurrence of the “Change in

Law” as set forth in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions, the provisions applicable to an “Increased Cost of Hedging” as set forth in Section 12.9(b)(vi) of the Equity Definitions shall apply to such “Change in Law” (in lieu of the provisions set forth in Section 12.9(b)(i)).

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:

“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable events, Dealer; provided that when making any determination, adjustment or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Following any determination, adjustment or calculation by Determining Party hereunder, upon a written request by Counterparty (which may be by email), Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination, adjustment or calculation (including any assumptions used in making such determination, adjustment or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination, adjustment or calculation or any information that is subject to an obligation not to disclose such information.

All calculations, adjustments and determinations made by Determining Party shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

All calculations, adjustments and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner, and by reference to the effect on Dealer assuming that Dealer maintains a commercially reasonable hedge position with respect to the Transaction. Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including a description of such hedge position, if relevant, and any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

4. Account Details:

(a)	Account for payments to Counterparty:

[________]

(b)	Account for payments to Dealer:

[________]

5. Offices:

The Office of Dealer for the Transaction is: [________]

The Office of Counterparty for the Transaction is:

Inapplicable, Counterparty is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Microchip Technology Incorporated

2355 W. Chandler Blvd.

Chandler, AZ 85224-6199

Attention:    Chief Financial Officer

Telephone No.:  [***]

Facsimile No.:  [***]

Email:     [***]

(b)	Address for notices or communications to Dealer:

[____________________]

Attention:  [____________]

Telephone:  [____________]

Facsimile:   [____________]

Email:     [____________]

With a copy to:

[____________________]

Attention:  [____________]

Telephone:  [____________]

Facsimile:   [____________]

Email:     [____________]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date (A) Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and (B) all reports and other documents filed or furnished by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(iv) Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v) On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the aggregate Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(vi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 3 of the Underwriting Agreement, dated as of March [__], 2025, among Counterparty and J.P. Morgan Securities LLC, BofA Securities, Inc. and BNP Paribas Securities Corp., as representatives of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(vii) To Counterparty’s knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any material reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.

(viii) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(ix) The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(x) On each of the Trade Date, the Premium Payment Date and immediately after giving effect to the Transaction on the Premium Payment Date, (A) the present fair market value (or present fair saleable value) of the total assets of Counterparty is not less than the total amount required to pay the probable total liabilities (including contingent liabilities) of Counterparty as they mature and become absolute, (B) the capital of Counterparty is adequate to conduct its business in the manner contemplated in its public filings under the Exchange Act and to enter into the Transaction, (C) Counterparty has the ability to pay its debts and obligations as such debts mature, (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the

Bankruptcy Code) and (E) Counterparty would be able to purchase the aggregate Number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(iv) hereof.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) [Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.]

8. Other Provisions:

(a) Right to Extend. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer reasonably determines, in the case of clause (i), in its commercially reasonable judgment or, in the case of clause (ii), based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements of organizations with jurisdiction over Dealer or its affiliates, or with related policies and procedures would generally be applicable to counterparties similar to Counterparty and/or transactions similar to the Transaction; provided that in no event shall any Expiration Date for any Component be postponed to a date later than the Final Termination Date; provided further that any such postponement may only be in whole, and not in part, in the case of any event described in clause (ii) relating solely to a self-regulatory requirement applicable to Dealer.

(b) Additional Termination Events. Promptly (but in any event within ten Scheduled Trading Days) following any repurchase and cancellation or early conversion (a “Repurchase Event”) of the Convertible Securities, including, without limitation, in connection with an “Early Conversion” (as defined in the Certificate of Designations) of Convertible Securities, Counterparty may notify Dealer in writing of (i) such repurchase and cancellation or early conversion, (ii) the number of Convertible Securities so repurchased and cancelled or converted, (iii) the number of Shares underlying each USD 1,000 liquidation preference of Convertible Securities based on the “Minimum Conversion Rate” (as defined in the Certificate of Designations), and (iv) the number of Options as to which Counterparty elects to exercise its termination rights under this Section 8(b) (any such notice, a “Repurchase Notification”)[; provided that any “Repurchase Notification” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation letter agreement dated March [____], 2025 between Dealer and Counterparty (the “Base Call Option Confirmation”) shall be deemed to be a Repurchase Notification pursuant to this Confirmation and the terms of such Repurchase Notification shall apply, mutatis mutandis, to this Confirmation]21. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repurchase Notification, within the applicable time period set forth in the preceding sentence and (y) a written representation and warranty by Counterparty that, as of the date of such Repurchase Notification, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repurchase Notification and the related written representations and warranties, Dealer shall promptly designate an Exchange Business Day following receipt of such Repurchase Notification as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) [(x)] the number of Options specified in the Repurchase Notification[, minus (y) the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Securities (and for the purposes of determining whether any Options under this Confirmation or under, and as defined in, the Base Call Option Confirmation will be among the Repurchase Options hereunder or under, and as defined in, the Base Call Option Confirmation, the number of Convertible Securities specified in such Repurchase Notification shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)]22 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a transaction having terms identical to the Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

[21]	Include in additional capped call confirmation only.
[22]	Include in additional capped call confirmation only.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer shall owe Counterparty any amount pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 7(a)(i)(A) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement or such later date or dates as Dealer may in good faith and commercially reasonably determine (the “Share Termination Payment Date”) taking into account any commercially reasonable hedging or hedge unwind activity of Dealer, in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event (other than on account of an Insolvency, Nationalization or Merger Event), Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and enter into a customary agreement, in form and substance commercially reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering for companies of a similar size in a similar industry; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any commercially reasonable adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement for companies of a similar size in a similar industry); provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements, or (iii) purchase the Hedge Shares from Dealer at the then-prevailing market price at one or more times on such Exchange Business Days, and in the amounts, requested by Dealer.

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the “Fixed Conversion Rates” (as defined in the Certificate of Designations), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than [ ]23% or (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase

[23]

To be 0.5% higher than the number of Shares underlying the capped call (including the additional capped call and any preexisting capped call) transactions with the Issuer of the Dealer with the largest number of shares underlying such capped call transactions.

Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the aggregate Number of Shares plus the number of Shares underlying any other convertible hedge transactions or similar call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all commercially reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction, in each case, assuming that Dealer maintains a commercially reasonable hedge position), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses, subject to assumption of defense by Counterparty as provided below) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Party as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice pursuant to this paragraph, such Indemnified Party shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others Counterparty may designate in such proceeding and Counterparty shall pay the commercially reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable to the extent that the Indemnified Party fails to notify Counterparty within a commercially reasonable period of time after any action is commenced against it in respect of which indemnity may be sought hereunder. In addition, Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Party from and against any commercially reasonable loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Party. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent of any loss, claim, damage, liability or expense is found in a final judgment to have resulted from Dealer’s gross negligence or willful misconduct.

(f) Transfer and Assignment.

(i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice obligations pursuant to the provisions opposite the caption “Notice of Merger Consideration and Consequences” in Section 2 of this Confirmation, its obligations under Section 8(d) of this Confirmation or its notice and indemnification obligations under Section 8(e) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Revenue Code”));

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D) Dealer will not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Dealer provided in connection with such transfer or assignment), as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment;

(F) Without limiting the generality of clause (B), Counterparty shall cause the transferee or assignee to make such Payee Tax Representations and to provide a properly executed U.S. Internal Revenue Service Form W-9 and any such other tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer or assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii) Dealer may transfer or assign (a “Transfer”) all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer or its ultimate parent generally for similar transactions, by Dealer or its ultimate parent (provided that in connection with any Transfer pursuant to clause (A)(2) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement) or (B) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed), to any third party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives and that has a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, in the case of any Transfer (I) such a Transfer shall not occur unless an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such Transfer; (II) at the time of such Transfer either (i) each of Dealer and the transferee or assignee in such Transfer is a “dealer in securities” within the meaning of Section 475(c)(1) of the Revenue Code or (ii) the Transfer does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Revenue Code; and (III) after any such Transfer (a) Counterparty will not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Counterparty provided in connection with such transfer or assignment), as a result of any withholding or deduction made by the transferee or assignee as a result of any Tax, receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such Transfer (except to the extent such lower amount or number results from a change in law after the date of such Transfer), and (b) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to make any necessary determinations pursuant to clause (III)(a) of this proviso; provided further that Dealer shall promptly provide written notice to Counterparty following such Transfer. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g) Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its representations, warranties, obligations or agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale by Counterparty of the [Base Convertible Securities]24[Optional Convertible Securities]25 is not consummated pursuant to the Underwriting Agreement for any reason by the close of business in New York on March [__], 202526 (or such later date as agreed upon by the parties) ([______], 2025 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

[24]	Include for base capped call.
[25]	Include for additional capped call.
[26]

For the base capped call, to be the scheduled closing date for the Base Convertible Securities. For the additional capped call, to be the scheduled closing date for the Additional Convertible Securities.

(l) Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date for the Component with the latest scheduled Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily VWAP; (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Daily VWAP, each in a manner that may be adverse to Counterparty; and (E) the Transaction is a derivatives transaction in which it has granted Dealer an option, and Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

(m) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(n) Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(o) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g., “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

(q) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION AND THE TRANSACTION.

(r) Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement or the Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

(s) Amendment to Equity Definitions.

(i) Solely in respect of adjustments to the Cap Price pursuant to Section 8(u), Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that is similar in nature to the events described in Section 11.2(e)(i) through (vi) above and affects all holders of the Shares that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for the Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”

(ii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof with the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

(iii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iv) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) replacing the comma immediately following clause (A) thereof with the word “or”, (2) deleting clause (C) thereof in its entirety and (3) replacing the words “either party” in the last sentence thereof with the words “the Hedging Party”.

(v) Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(t) Adjustments. For the avoidance of doubt, whenever the Hedging Party, Determining Party or Calculation Agent is required or permitted to make a calculation, adjustment or determination pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event (other than any adjustments made by reference to the Certificate of Designations), the Hedging Party, Determining Party or Calculation Agent shall make such calculation, adjustment or determination in a commercially reasonable manner by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable hedge position.

(u) Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, (x) the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (subject to Section 8(s)(i)), and (y) “Extraordinary Dividend” means any cash dividend on the Shares other than a regular, quarterly cash dividend in an amount equal to or less than the Regular Dividend, and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions (subject to Section 8(s)(i)), the Calculation Agent shall determine in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so shall adjust the Cap Price to preserve the fair value of the Options; provided that in no event shall the Cap Price be less than the Strike Price; provided further that any adjustment to the Cap Price made pursuant to this Section 8(u) shall be made without duplication of any other adjustment hereunder (including, for the avoidance of doubt, adjustment made pursuant to the provisions opposite the captions “Method of Adjustment,” “Consequences of Merger Events / Tender Offers” and “Consequences of Announcement Events” in Section 2 above).

(v) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w) Tax Matters.

(i)	Payee Representations:

For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation and a U.S. person (as that term is defined in Section 7701(a)(30) of the Revenue Code and used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty:

[__________]27

[27]	Insert appropriate Dealer-specific payee tax representation.

(ii)

Tax Documentation. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed U.S. Internal Revenue Service Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or successor thereto). Such forms or documents shall be delivered (i) on or before the date of execution of this Confirmation, (ii) upon Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect and (iii) upon reasonable request of the other party.

(iii)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Revenue Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Revenue Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Revenue Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(x) HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Revenue Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Revenue Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(y) [Dealer Boilerplate, including QFC language to be added, if applicable.]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

MICROCHIP TECHNOLOGY INCORPORATED

By:
Name:
Title:

Annex A

For each Component of the Transaction, the Number of Options and Expiration Date is set forth below.

Component Number	Number of Options	Expiration Date
1		February 14, 2028
2		February 15, 2028
3		February 16, 2028
4		February 17, 2028
5		February 18, 2028
6		February 22, 2028
7		February 23, 2028
8		February 24, 2028
9		February 25, 2028
10		February 28, 2028
11		February 29, 2028
12		March 1, 2028
13		March 2, 2028
14		March 3, 2028
15		March 6, 2028
16		March 7, 2028
17		March 8, 2028
18		March 9, 2028
19		March 10, 2028
20		March 13, 2028

[Annex B

Form of Guarantee]28

[28]	To be included if applicable.

2